Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTARY INVESTOR RIGHTS AGREEMENT

SUPPLEMENTARY INVESTOR RIGHTS AGREEMENT dated as of January 16, 2013 (this “Supplement”), between Penn National Gaming, Inc. (the “Company”) and FIF V PFD LLC (“Fortress”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Investor Rights Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, in connection with the issuance of the Series B Preferred Stock of the Company, par value $.01 per share (“Series B Preferred Stock”) to Fortress, the Company, Fortress and other investor parties named therein (Fortress together with such other parties collectively the “Purchasers”) entered into the Investor Rights Agreement, dated July 3, 2008 (the “Investor Rights Agreement”), for purposes of granting to the Purchasers certain rights, including information rights, with respect to the Company, in each case, upon the issuance of the Preferred Stock to the Purchasers;

WHEREAS, the Company has announced its intent to pursue a series of transactions whereby the Company would contribute a majority of its real property assets to a newly formed company (“Propco”) and then distribute all of the common stock of Propco to the Company’s shareholders (the “Spin-Off”);

WHEREAS, it is expected that, following the Spin-Off, Propco would elect to be treated as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended;

WHEREAS, in connection with the proposed Spin-Off, and so that Propco may qualify as a REIT, Fortress and the Company have agreed, pursuant to that certain Exchange Agreement, dated as of January 16, 2013 (the “Exchange Agreement” and such date the “Exchange Effective Date”) to exchange all of Fortress’ shares of Series B Preferred Stock for shares of Series C Preferred Stock of the Company, par value $.01 per share (“Series C Preferred Stock”) prior to the record date of the Spin-Off (the “Record Date”), subject to the terms and conditions set forth in the Exchange Agreement; and

WHEREAS, the Company and Fortress desire that the Series C Preferred Stock be governed by the provisions of the Investor Rights Agreement to the extent set forth in this Supplement and as modified and supplemented hereby.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined herein) hereby agree as follows:

ARTICLE I
PRE-SPIN OFF

Section 1.1            Pre Spin-Off.  From and after the Exchange Effective Date until the date that the Spin-Off is consummated, the Company and Fortress agree that, as between them, the operation of the Investor Rights Agreement shall be modified as follows:

(a)           any shares of Series C Preferred Stock held by Fortress shall be treated as shares of Common Stock, which are Beneficially Owned by Fortress, for purposes of (i) the ownership thresholds specified in Sections 2.3 (Voting Agreement), 3.1(a) (Demand Registrations), 5.1 (Standstill), 5.2 (No Hedging)  and 6.1(a) (Information Rights) of the Investor Rights Agreement, and (ii) the definitions of “Company Fully Diluted Amount” and “Effective Period” as defined in the Investor Rights Agreement, with each 1/1,000th of a share of Series C Preferred Stock treated as equivalent to one share of Common Stock for purposes of clauses (i) and (ii);

(b)           any shares of Series C Preferred Stock held by Fortress which are acquired directly from the Company shall be  “Registrable Securities” as defined in the Investor Rights Agreement;

(c)           the Company shall use its commercially reasonable efforts to file, as promptly as reasonably practicable, but not later than forty-five (45) days after the date hereof (as such term is defined in the Exchange Agreement), (or, if the Company is eligible  for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (including pursuant to Rule 415 under the Securities Act), not later than 15 days after the date hereof), a registration statement covering the sale or distribution from time to time by Holders, including without limitation, by way of underwritten offering, block sale or other distribution plan, of all of the Registrable Securities, and the Company shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof;

(d)           if any offering of Registrable Securities pursuant to any Demand Registration or shelf registration is an underwritten offering, Fortress shall be entitled to select the investment bank or investment banks and managers serving as managing underwriter for the offering provided that such selections are reasonably acceptable to the Company;

(e)           the Company shall bear all Company Expenses for any Demand Registrations (including each shelf takedown); provided, however, that beginning with the third Demand Registration, Fortress (and any other selling holders, if applicable) shall bear the reasonable and documented costs and expenses of the Company’s independent accountants in connection with any such Demand Registration.  Fortress shall bear the cost of all underwriting and dealer fees, expenses and commissions for each of its sales;

(f)            certificates, if any, representing shares of Series C Preferred Stock issued to Fortress shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN INVESTOR RIGHTS AGREEMENT, DATED AS OF JULY 3, 2008, AS MODIFIED BY THAT CERTAIN SUPPLEMENTARY INVESTOR RIGHTS AGREEMENT DATED AS OF JANUARY 16, 2013 AS AMENDED FROM TIME TO TIME (THE “AGREEMENT”), AMONG PENN NATIONAL GAMING, INC. (THE “COMPANY”) AND FIF V PFD LLC, COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(g)           the references to “Preferred Stock” in Section 3.3(a) of the Investor Rights Agreement shall be deemed to refer to Series C Preferred Stock as well as Series B Preferred Stock;

(h)           Fortress shall be entitled to request an unlimited number of Demand Registrations for Registrable Securities, provided that it may not request more than one shelf take-down in any one-month period or more than one Demand Registration of any other kind in any six-month period; and

(i)            the Company shall use its commercially reasonable efforts to facilitate, at Fortress’s request, the sale or distribution from time to time by it, including without limitation, by way of underwritten offering, block sale or other distribution plan, including any “over-night” deal or other proposed sale to be executed over a limited time frame, designated by Fortress, which efforts shall include, without limitation, those items set forth in Section 3.4 of the Investor Rights Agreement, including using its commercially reasonable efforts to cause the delivery of any instruction letters from the Company or opinions of counsel that Fortress or the Company’s transfer agent may reasonably request in connection with an overnight deal on a limited time frame.

Section 1.2            Except as expressly modified by this Supplement, all rights and obligations of the Company and Fortress under the Investor Rights Agreement shall remain in full force and effect without modification.

ARTICLE II
POST SPIN-OFF

Section 2.1            Post-Spin Off.  From and after the date that the Spin-Off is consummated, the Company and Fortress agree that, as between them, the operation of the Investor Rights Agreement shall be modified as follows:

(a)           neither Fortress nor the Company shall have any further rights or obligations under Article II (Corporate Governance), Article IV (Pre-Emptive Rights), Section 5.2 (No Hedging) or Section 6.1(d) (Information Rights) of the Investor Rights Agreement;

(b)           any shares of Series C Preferred Stock held by Fortress shall be treated as shares of Common Stock for purposes of (i) the ownership thresholds specified in Sections 3.1(a) (Demand Registrations), 5.1 (Standstill) and 6.1(a) (Information Rights) of the Investor Rights Agreement, and (ii) the definition of “Company Fully Diluted Amount” as defined in the Investor Rights Agreement, with each 1/1,000th of a share of Series C Preferred Stock treated as equivalent to one share of Common Stock for purposes of clauses (i) and (ii);

(c)           any shares of Series C Preferred Stock held by Fortress which are acquired directly from the Company shall be  “Registrable Securities” as defined in the Investor Rights Agreement;

(d)           the references to “Preferred Stock” in Section 3.3(a) of the Investor Rights Agreement shall be deemed to refer to Series C Preferred Stock as well as Series B Preferred Stock;

(e)           Fortress shall be entitled to request an unlimited number of Demand Registrations for Registrable Securities, provided that it may not request more than one shelf take-down in any three-month period or more than one Demand Registration of any other kind in any six-month period;

(f)            Section 5.1(a) (Standstill) of the Investor Rights Agreement shall not prohibit the acquisition of any Company Securities that do not result, immediately following the consummation of such acquisition, in Fortress Beneficially Owning a number of shares of Common Stock representing ten percent (10%) or more of the Company Fully-Diluted Share Amount;

(g)           Fortress shall be entitled to the information rights provided under Section 6.1 of the Investor Rights Agreement so long as it Beneficially Owns a number of shares of Common Stock representing more than five percent (5%) of the Company Fully-Diluted Share Amount; and

(h)           the Company shall use its commercially reasonable efforts to facilitate, at Fortress’s request, the sale or distribution from time to time by it, including without limitation, by way of underwritten offering, block sale or other distribution plan, including any “over-night” deal or other proposed sale to be executed over a limited time frame, designated by Fortress, which efforts shall include, without limitation, those items set forth in Section 3.4 of the Investor Rights Agreement, including using its commercially reasonable efforts to cause the delivery of any instruction letters from the Company or opinions of counsel that Fortress or the Company’s transfer agent may reasonably request.

Section 2.2            Except as expressly modified by this Supplement, all rights and obligations of the Company and Fortress under the Investor Rights Agreement shall remain in full force and effect.

ARTICLE III
TERMINATION

Section 3.1            Termination.  This Supplement may be terminated (a) at any time by the mutual written consent of the parties hereto or (b) by any party hereto, upon the termination of the Investor Rights Agreement.

Section 3.2            Effect of Termination.  From and after a termination in accordance with Section 3.1, this Supplement shall become null and void and of no further force and effect, except that Sections 4.1 (Announcements), 4.2 (Specific Performance), 4.6 (Expenses) and 4.8 (Governing Law) of this Supplement shall continue in full force and effect indefinitely.  The termination of this Agreement shall not affect any rights or obligations that shall have arisen or accrued prior the date of termination.

Section 3.3            Partial Termination.  Sections 1.1(d) and (h) of this Supplement shall terminate automatically upon the termination of the Exchange Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1            Announcements.  Neither the Company nor Fortress shall make any public announcement with respect to the existence or terms of this Supplement without the prior approval of the other party, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, nothing in this Section 4.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

Section 4.2            Specific Performance.  The parties to this Supplement hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder shall cause irreparable injury to the other party for which damages, even if available, shall not be an adequate remedy.  Accordingly, each party hereby consents, in addition to and not in lieu of monetary damages and other relief, to the issuance of injunctive relief to compel performance of such party’s obligations and to the granting of the remedy of specific performance of its obligations hereunder.

Section 4.3            Assignment; Third Party Beneficiaries.  Neither this Supplement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, other than an assignment by Fortress to an Affiliate provided (i) such Affiliate assumes all of Fortress’ agreements and obligations hereunder and (ii) no such assignment shall relieve Fortress from any of its agreements and obligations hereunder.  Subject to the foregoing, this Supplement shall be binding upon and inure to the benefit of each of the parties to this Supplement and their respective permitted successors and assigns.  Notwithstanding anything contained in this Supplement to the contrary, and except as provided for Holder Indemnitees and Company Indemnitees under Section 3.6 of the Investor Rights Agreement, nothing in this Supplement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties to this Supplement and their respective successors and assigns, or other persons who become bound by the terms of this Supplement, any rights or remedies under or by reason of this Supplement.

Section 4.4            Amendment; Waiver; Priority.  This Supplement may be amended, modified, waived or altered only in a writing signed by the parties hereto.  The failure of a party to insist upon the performance of any provision hereof shall not constitute a waiver of, or estoppel against, assertion of the right to require such performance, nor shall a waiver or estoppel in one case or instance imply a waiver or estoppel with respect to any other case or instance, whether of similar nature or otherwise.  In the event of a conflict between this Supplement and the Investor Rights Agreement, this Supplement shall control.

Section 4.5            Descriptive Headings.  The descriptive headings of this Supplement are inserted for convenience only and shall not constitute a part of this Supplement.

Section 4.6            Expenses.  Except as contemplated by Article III (Registration Rights) of the Investor Agreement as modified hereby, each party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Supplement.

Section 4.7            Severability.  If any term or other provision of this Supplement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Supplement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Supplement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 4.8            Governing Law; Jurisdiction.

(a)           This Supplement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

(b)           For the purposes of any suit, action or other proceeding between either of the parties hereto arising out of this Supplement or any transaction contemplated hereby, each party irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the event there is no subject matter jurisdiction over this dispute in Federal court, then to the jurisdiction of the Court of Common Pleas of Berks County.  Each party agrees to commence any suit, action or proceeding between either of the parties hereto arising out of this Supplement or any transaction contemplated hereby in the United States District Court for the Eastern District of Pennsylvania, and, in the event such suit, action or other proceeding may not be brought in Federal court, then each party agrees to commence such suit, action or proceeding in the Court of Common Pleas of Berks County.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between either of the parties hereto arising out of this Supplement or any transaction contemplated hereby in (i) the United States District Court for the Eastern District of

Pennsylvania, and in (ii) the Court of Common Pleas of Berks County.  Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any of the aforementioned courts that any such suit, action or proceeding has been brought in an inconvenient forum.  Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in the Investor Rights Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 4.8 shall affect the right of any party to serve legal process in any other manner permitted by law.  The consent to jurisdiction set forth in this Section 4.8 shall not constitute a general consent to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this Section 4.8.  The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUPPLEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS SUPPLEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.

Section 4.9            Counterparts; Facsimile.  This Supplement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Supplement on the date first written above.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Secretary and Treasurer

FIF V PFD LLC

By:	/s/ Wesley R. Edens
Name:	Wesley R. Edens
Title:	President